THIRD EXTENSION OF LEASE

THIS THIRD EXTENSION OF LEASE (this "Third Extension") is entered into this
21ST of December 2018 by and between JOSLYN-COLLIER I LLC, a Michigan limited liability company (the "Landlord") and UNIQUE FABRICATING INC, a Delaware Corporation (the "Tenant").

RECITALS:

WHEREAS, the Landlord and Tenant previously entered into a certain Lease Agreement dated June 23, 2002 (the "Lease"), a First Extension of Lease dated April 15, 2010, and a Second Extension of Lease dated February 16, 2011, covering the premises located at 800 Standard Parkway, Auburn Hills, Michigan (the "Premises").

WHEREAS, Tenant and Landlord desire to extend the Lease term of, and otherwise amend, the Lease in accordance with the terms and conditions of this Third Extension.

NOW, THEREFORE, in consideration of the Premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Third Extension. The term of the Lease is extended and shall expire without further notice or demand on July 31, 2030. The portion of the term of Lease extended by this Third Extension is referred to as the "Third Extension". The term of the Lease before giving effect to this Third Extension (i.e. before the commencement of the Third Extension) is referred to as the "Original Term", or "First or Second Extension".

2.Lease Rate: During the Third Extension the base monthly lease rate on the Premises, pursuant to section 4 of the Lease shall be as follows:

Aug 1, 2020 - July 31, 2021	$84,375.00
Each (12) twelve-month period thereafter commencing on August 1, 2021 through July 31, 2030	2% annual increases every 12 months
3.The Security Deposit under the Lease is currently $100,000. The Security Deposit shall remain $100,000 and shall remain in full force and effect. Tenant will be required to provide Landlord with a replacement or extended letter of credit for the Security Deposit in the same form as the existing letter of credit and such letter of credit shall be in effect until August 31, 2030.

4.The Membership Issuance and Purchase Agreement dated June 23, 2002 is null and void and shall be of no further effect. The parties hereto agree neither Landlord or Tenant have any outstanding obligation to the other party under the Membership and Issuance Agreement.

5. Landlord shall perform the building improvement work (the "Renovation Work") pursuant to the attached specifications ("Exhibit A") and floor plan ("Exhibit B"). Tenant shall send written notice to Landlord (90) ninety days prior to when Tenant is ready for the commencement of the Renovation Work (the "Notice Letter"). The Notice Letter shall not be provided prior to January I, 2020 or later than March 1, 2020. Tenant will have fully vacated the areas of the Premises for the Renovation Work no later than July I, 2020 (the "Renovation Work Vacating Date"). Tenant acknowledges that Landlord will perform the Renovation Work in 2020 and if Tenant fails to send the Notice Letter pursuant to the terms herein or fails to fully vacate the areas for the Renovation Work by the Renovation Work Vacating Date, then Landlord will not be obligated to perform the Renovation Work and the Lease shall continue in full force and effect and all other terms of this Third Extension of Lease shall remain the same.

6. Option to Renew. Tenant shall have one (1) option to renew and extend the Lease (the "Renewal Option") for one (1) additional term of five (5) years in duration (the "Renewal Term") from and after the expiration of the Third Extension, exercisable with not less than three hundred sixty-five (365) days' prior written notice to Landlord prior to the expiration of the Third Extension (the "Renewal Notice"); provided, the Renewal Option will not be exercisable and will not be effective if Tenant is in default of this Lease at the time that the Renewal Notice is given. All outstanding defaults must be cured before the first day of the Renewal Term, or the Lease will automatically expire on the last day of the Third Extension. Upon the exercise of the Renewal Option, the Renewal Term shall be included in the definition of the "Term" or "term" of the Lease. Time shall be deemed to be of the essence in connection with the exercise of the Renewal Option.

If the Tenant exercises the Renewal Option, the monthly base rent each rolling twelve-month period within the Renewal Term (each a "Lease Year") shall be as follows:

Renewal Term Lease Year	Monthly base rent
1	base rent pursuant to Section 4.01 of the Lease for the last month of the Third Extension term
2	1% annual increase
3	1% annual increase
4	1% annual increase
5	1% annual increase

7.In case of conflict with the Lease, First Extension, or Second Extension, this Third Extension of Lease shall govern. Except as modified and amended hereby, all other terms of the Lease shall remain in full force and effect.

8.Tenant confirms that it has no outstanding claims against the Landlord under or pursuant to the Lease, whether asserted or unasserted, and waives any such claims as of the date hereof.

9.This Third Extension may be executed in separate counterpaiis, none of which need the signatures of all parties, and all of which taken together shall constitute one and the same instrument. This Third Extension may be signed and delivered by facsimile or as an image file attached to electronic mail or another form of electronic delivery, in which case each such facsimile or image file will be effective as if an original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as the date first above written.

WITNESSES:

LANDLORD:
JOSLYN-COLLIER I, LLC
A Michigan limited liability company

TENANT:
UNIQUE FABRICATING, INC.
A Delaware corporation